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NATIONAL GRID USA AND SUBSIDIARIES
Consolidated Balance Sheet
At September 30, 2000
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)
ASSETS
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
Utility plant, at original cost     $5,198.7
     Less accumulated provisions for depreciation and amortization     2,236.0
          --------
          2,962.7
Construction work in progress     50.8
          --------
          Net utility plant     3,013.5
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Investments:
     Nuclear power companies, at equity     49.3
     Decommissioning trust funds     46.9
     Other subsidiaries, at equity     0.5
     Non-utility property and other investments     252.8
               --------
          Total investments     349.5
               --------
Current assets:
     Cash     64.9
     Accounts receivable, less reserves of $17.7, and unbilled revenues
542.7
     Fuel, materials, and supplies, at average cost     28.5
     Prepaid and other current assets     29.9
     Regulatory asset purchased power obligations     103.8
     Assets held for sale     197.9
               --------
          Total current assets     967.7
               --------
Regulatory assets     1,675.1
Goodwill, net of amortization     2,021.4
Deferred charges and other assets     372.3
               --------
               $8,399.5
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CAPITALIZATION AND LIABILITIES
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Capitalization:
     Common share equity:
          Common shares, par value $1 per share:
               Authorized - 150,000,000 shares
               Issued - 64,969,652 shares
               Outstanding - 59,355,248 shares     $   59.4
     Paid-in capital     3,977.6
     Retained earnings     50.5
     Accumulated other comprehensive income, net     2.6
                    --------
               Total common share equity     4,090.1
     Minority interests in consolidated subsidiaries     30.7
     Cumulative preferred stock of subsidiaries     49.5
     Long-term debt     1,042.1
                    --------
               Total capitalization     5,212.4
                    --------
Current liabilities:
     Long-term debt due within one year     15.3
     Short-term debt     110.0
     Accounts payable     269.3
     Accrued taxes     10.1
     Accrued interest     13.0
     Dividends payable     2.0
     Other current liabilities     98.3
     Purchased power contract obligations     103.8
                    --------
               Total current liabilities     621.8
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Deferred federal and state income taxes     640.0
Unamortized investment tax credits     56.6
Accrued Yankee nuclear plant costs     300.7
Purchased power obligations     662.6
Other reserves and deferred credits     905.4
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                    $8,399.5
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